Exhibit 10.4

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of October 27, 2026 (this “Agreement”), is entered into between Twinlab Consolidated Holdings, Inc., a Nevada corporation (“Twinlab”), and cbdMD, Inc., a North Carolina corporation (the “Buyer”).

Recitals

WHEREAS, Buyer and Twinlab have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”) by and among (i) Buyer; (ii) To Be Brands, LLC, a North Carolina limited liability company and wholly owned subsidiary of the Buyer (the “Acquisition Sub”); (iii) Twinlab, acting through and on behalf of its wholly direct and indirect owned subsidiaries that are Assignors (as defined herein); (iv) the entities set forth on the signature page to the Purchase Agreement, which are direct and indirect wholly owned subsidiaries of Twinlab (each, an “Assignor” and collectively, the “Assignors”); (v) Philip J. Von Kahle, the assignee (the “Assignee”), not individually but solely in his capacity as the duly appointed assignee for the benefit of creditors of each of the Assignors, acting pursuant to those certain General Assignments for the Benefit of Creditors of the Assignors each dated August 21, 2026 (collectively, the “General Assignment”); (vi) Akretive Holdings, LLC, a New York limited liability company (the “Secured Creditor”);

WHEREAS, in order to ensure an orderly transition of the Business (as defined under the Purchase Agreement) and as a condition to consummating the transactions contemplated by the Purchase Agreement, Buyer and Twinlab have agreed to enter into this Agreement, pursuant to which Twinlab will provide, or cause its Affiliates to provide, Buyer with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, each capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Buyer and Twinlab hereby agree as follows:

ARTICLE I
SERVICES

Section 1.01    Provision of Services.

(a)    Twinlab agrees to provide, or to cause its Affiliates to provide, the services (the “Services”) set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) to Buyer for the respective periods and on the terms and conditions set forth in this Agreement and in the respective Service Exhibits.

(b)    Notwithstanding the contents of the Service Exhibits, Twinlab agrees to respond in good faith to any reasonable request by Buyer for access to any additional services that are necessary for the operation of the Business and which are not currently contemplated in the Service Exhibits, at a price to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by Twinlab shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on a Service Exhibit as of the date hereof.

(c)    The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(d)    Subject to Section 2.03, Section 2.04 and Section 3.05, the obligations of Twinlab under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Buyer may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Buyer may terminate any Service, in whole and not in part, upon notification to Twinlab in writing of any such determination.

(e)    Notwithstanding anything herein to the contrary, Twinlab and Buyer each acknowledge and agree that under no circumstances shall the Assignee or the Assignment estates be required or obligated in any way to provide any services contemplated under this Agreement nor shall the Assignee be required to expend any funds of the Assignment estates in connection with this Agreement. Additionally, Twinlab and Buyer each acknowledge and agree that nothing shall preclude the Assignee from winding up and/or closing the Assignment cases pending in the ABC Court notwithstanding the continuation of any services contemplated under this Agreement. No obligation of Twinlab under this Agreement shall constitute or give rise to any claim, including an administrative expense or priority claim, against the Assignment estates. In no event shall the Assignee or the Assignment estates be liable for any costs, damages, or losses arising out of or in connection with the provision or failure to provide any Services.

Section 1.02    Standard of Service.

(a)    Twinlab represents, warrants, and agrees that the Services shall be provided in good faith, in accordance with Law, and, except as specifically provided in the Service Exhibits, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 1.03, Twinlab agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b)    Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, Twinlab makes no representations and warranties of any kind, implied or express, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties and that all Services are provided by Twinlab as an independent contractor.

Section 1.03    Third-Party Service Providers. Twinlab shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices, Twinlab shall obtain the prior written consent of Buyer to hire such subcontractor, such consent not to be unreasonably withheld. Twinlab shall in all cases retain responsibility for the provision to Buyer of Services to be performed by any third-party service provider or subcontractor or by any of Twinlab’s Affiliates.

Section 1.04    Access to Premises.

(a)    In order to enable the provision of the Services by Twinlab, Buyer agrees that it shall provide to Twinlab’s and its Affiliates’ employees and any third-party service providers or subcontractors who provide Services, at no cost to Twinlab, access to the facilities, assets, and books and records of the Business, in all cases to the extent necessary for Twinlab to fulfill its obligations under this Agreement.

(b)    Twinlab agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when on the property of Buyer or when given access to any equipment, computer, software, network, or files owned or controlled by Buyer, shall conform to the policies and procedures of Buyer concerning health, safety, and security which are made known to Twinlab in advance in writing.

ARTICLE II
COMPENSATION

Section 2.01    Responsibility for Wages and Fees. For such time as any employees of Twinlab or any of its Affiliates are providing the Services to Buyer under this Agreement, (a) such employees will remain employees of Twinlab or such Affiliate, as applicable, and shall not be deemed to be employees of Buyer for any purpose, and (b) Twinlab or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 2.02    Terms of Payment and Related Matters.

(a)    As consideration for provision of the Services, Buyer shall pay Twinlab the amount specified for each Service on such Service’s respective Service Exhibit. In addition to such amount, in the event that Twinlab or any of its Affiliates incurs reasonable and documented out-of-pocket expenses in the provision of any Service, including, without limitation, license fees and payments to third-party service providers or subcontractors, but excluding payments made to employees of Twinlab or any of its Affiliates pursuant to Section 2.01 (such included expenses, collectively, “Out-of-Pocket Costs”), Buyer shall reimburse Twinlab for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 2.02(b).

(b)    As more fully provided in the Service Exhibits and subject to the terms and conditions therein:

(i)    Twinlab shall provide Buyer, in accordance with Section 6.01 of this Agreement, with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as Buyer may reasonably request with respect to Out-of-Pocket Costs, amounts payable under this Agreement; and

(ii)    payments pursuant to this Agreement shall be made within thirty (30) days after the date of receipt of an Invoice by Buyer from Twinlab.

(c)    It is the intent of the parties that the compensation set forth in the respective Service Exhibits reasonably approximates the cost of providing the Services, including the cost of employee wages and compensation, without any intent to cause Twinlab to receive profit or incur loss. If at any time Twinlab believes that the payments contemplated by a specific Service Exhibit are materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder, or Buyer believes that the payments contemplated by a specific Service Exhibit materially overcompensate Twinlab for such Services, such party shall notify the other party as soon as possible, and the parties hereto will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to pricing of such Services for future periods.

Section 2.03    Extension of Services. The parties agree that Twinlab shall not be obligated to perform any Service after the applicable End Date. If Buyer desires and Twinlab agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates Twinlab for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Costs. The Services so performed by Twinlab after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 2.04    Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Twinlab shall have no further obligation to provide the applicable terminated Services, and Buyer shall have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services, other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Buyer prior to such termination.

Section 2.05    Invoice Disputes. In the event of an Invoice dispute, Buyer shall deliver a written statement to Twinlab no later than ten (10) days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The parties shall seek to resolve all such disputes expeditiously and in good faith. Twinlab shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 2.06    No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to set off any amounts owed (or to become due and owing) to the other party, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

Section 2.07    Taxes. Buyer shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Twinlab.

ARTICLE III
TERMINATION

Section 3.01    Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which Twinlab shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1.01(d) or Section 3.02 or (ii) in accordance with Section 3.03.

Section 3.02    Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service. For the avoidance of doubt, non-payment by Buyer for a Service provided by Twinlab in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.02.

Section 3.03    [INTENTIONALLY OMITTED].

Section 3.04    Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto shall terminate, except for the provisions of Section 2.04, Section 2.06, Section 2.07, ARTICLE IV, Article V, and ARTICLE VI, which shall survive any termination or expiration of this Agreement.

Section 3.05    Force Majeure. The obligations of Twinlab under this Agreement with respect to any Service shall be suspended during the period and to the extent that Twinlab is prevented or hindered from providing such Service, or Buyer is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire, or explosion, (iii) war, invasion, riot, or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes, or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, (x) pandemics, or (xi) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Twinlab shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Buyer nor Twinlab shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV
CONFIDENTIALITY

Section 4.01    Confidentiality.

(a)    During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01, and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons. Any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b)    Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c)    Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE V
LIMITATION ON LIABILITY; INDEMNIFICATION

Section 5.01    Limitation on Liability. In no event shall Twinlab have any liability under any provision of this Agreement for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation, or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort, or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability, or other fault. Buyer acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02, including the limitations on representations and warranties with respect to the Services.

Section 5.02    Indemnification. Subject to the limitations set forth in Section 5.01, Twinlab shall indemnify, defend, and hold harmless Buyer and its Affiliates and each of their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses of the Buyer Indemnified Parties relating to, arising out of, or resulting from the gross negligence or willful misconduct of Twinlab, its Affiliates, or any third party that provides a Service to Buyer pursuant to Section 1.03 in connection with the provision of, or failure to provide, any Services to Buyer.

Section 5.03    Indemnification Procedures The matters set forth in the Purchase Agreement shall be deemed incorporated into, and made a part of, this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.01    Notices. All Invoices, notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01) set forth in the Purchase Agreement.

Section 6.02    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effectuate the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04    Entire Agreement. This Agreement, including all Service Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall control.

Section 6.05    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing sentence, Buyer may, without the prior written consent of Twinlab, assign all or any portion of its right to receive Services to any of its Affiliates; provided, that such Affiliate shall receive such Services from Twinlab in the same place and manner as described in the respective Service Exhibit as Buyer would have received such Service. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.06    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, that Twinlab and Buyer each acknowledge and agree that the Assignee shall be entitled to enforce Section 1.01(e) of this Agreement.

Section 6.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.08    Governing Law; Submission to Jurisdiction. The parties agree that this Agreement shall be deemed made and entered into in the State of North Carolina and shall be governed and construed under and in accordance with the laws of the State of North Carolina. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of North Carolina, County of Mecklenburg, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of North Carolina, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.09    Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CBDMD, INC.

By:	/s/ T. Ronan Kennedy
Name: T. Ronan Kennedy Its: Chief Executive Officer and Chief Financial Officer

TWINLAB CONSOLIDATED HOLDINGS, INC.

By:	/s/ Anthony Zolezzi
Name: Anthony Zolezzi Title: Authorized Representative

EXHIBIT A

All Services reasonably requested by Buyer, to be provided by Twinlab, with the first 15 hours provided at no cost to Buyer.